                                                                   EXHIBIT 10.40


                                EXECUTIVE OFFICER
                          AMENDED EMPLOYMENT AGREEMENT


        THIS AMENDED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 24th day of March 1999 by and between UNIVERSAL ELECTRONICS INC. (the "Employer") and CAMILLE JAYNE ("Executive").

                                    RECITALS:

        WHEREAS, the Employer is presently headquartered in Cypress, California, and is engaged in the business of developing and marketing easy to use, pre-programmed universal remote control products primarily for home video and audio entertainment equipment and home security and home automation devices; and

        WHEREAS, Employer wishes to retain Executive as one of its key executives and avail itself of Executive's expertise, experience and capability in Employer's business, and in this connection has Executive, in addition to being Employer's Chief Executive Officer and performing those duties and assuming those responsibilities as set forth in this Agreement and as identified and outlined in Employer's Amended and Restated By-Laws, and undertaking such other duties and assuming such other responsibilities commensurate with Executive's designated position(s) as may be reasonably assigned to Executive from time to time by the Board of Directors of Employer, has recently been named Employer's Chairman of the Board and has agreed to perform those duties and assume those responsibilities as identified and outlined in Employer's Amended and Restated By-Laws, and to undertake such other duties and to assume such other responsibilities commensurate with Executive's designated position(s) as may be reasonably assigned to Executive from time to time by the Board of Directors of Employer; and

        WHEREAS, Executive and Employer each desires to enter into this Agreement to reflect fully the terms and conditions of Executive's employment with Employer.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

        1.     EMPLOYMENT

        Subject to all of the terms and conditions of this Agreement, effective on the date of this Agreement as set forth in the preamble (the "Effective Date of this Agreement"), Employer hereby employs Executive and Executive hereby accepts employment with Employer.

        2.     TITLE, AUTHORITY AND DUTIES

               (a) TITLE(S) AND POSITION(S). On the Effective Date of this Agreement, Executive shall be employed in the position(s) of and shall have the title(s) of Chairman of the Board and Chief Executive Officer of Employer, until this Agreement is terminated as provided herein.

               (b) AUTHORITY AND DUTIES. Executive will, during the term of this Agreement, perform those duties and assume those responsibilities as set forth in this Agreement and as identified and outlined in Employer's Amended and Restated By-Laws, as amended as of the date of this Agreement, and to undertake such other duties and to assume such other responsibilities commensurate with Executive's designated position(s) as may be reasonably assigned to Executive from time to time by the Board of Directors of Employer.

               (c) EXCLUSIVE SERVICES AND EFFORTS OF EXECUTIVE. During the term of this Agreement, Executive shall serve the Employer, under the direction of the Board of Directors of Employer, and shall faithfully, diligently, competently and, to the best of her ability, exclusively devote her full time, energy and attention (unless otherwise agreed to by the parties) to the business of the Employer and to the promotion of its interest. Executive recognizes that Employer's organization, business and relationship with clients, prospective clients and others having business dealings with Employer are and will be the sole property of Employer and Executive shall have no separate interests or rights with respect thereto, except as an employee of Employer.

               (d) OTHER ACTIVITIES AND INTERESTS. Employer shall be entitled to all of the benefits, emoluments, profits, discoveries or other issues arising from, incident to and related to any and all work, services and advice of Executive to Employer in carrying out her duties and responsibilities hereunder. Executive shall not, without the written consent of Employer, directly or indirectly, render services to or for any person, firm, corporation or other entity or organization, whether or not in exchange for compensation, regardless of the form in which such compensation, if any, is paid and whether or not it is paid directly or indirectly to her if the rendering of such service would interfere with the performance of her duties and responsibilities to Employer hereunder. Notwithstanding the foregoing sentence, Executive may spend time and attention to personal investment and community activity matters and such other personal matters consistent with Employer's policies and procedures set forth within Employer's policy manual in effect from time to time which are equally applicable to all of Employer's executive employees, so long as the spending of such time and attention does not substantially interfere with the performance of her duties and responsibilities to Employer hereunder.

        3.     TERM OF EMPLOYMENT AND TERMINATION

               (a) TERM. Unless earlier terminated as provided herein, the term of this Agreement shall commence at the start of business on the Effective Date of this Agreement and shall continue through the end of business on February 1, 2001 (the "Initial Term"). Unless terminated by either party by giving the other party written notice of an intent not to renew this Agreement at least one hundred twenty (120) days prior to the end of the Initial Term or any successive one (1) year term, this Agreement shall automatically extend for one (1) additional year after the Initial Term and then again for a one (1) year term after each successive year.

               (b) TERMINATION.

                      (i) BY EMPLOYER FOR JUST CAUSE. Employer may terminate the employment of Executive under this Agreement for Just Cause (as defined herein) at any time upon delivery of written notice to her setting forth, in reasonable specificity, such Just Cause. For purposes of this Agreement, and particularly this subsection 3(b)(i), "Just Cause" shall mean:

                             (1) The continued failure by or refusal of
                      Executive to substantially perform her duties and responsibilities as set forth herein; or

                             (2) Executive's indictment for, conviction of or a
                      guilty plea to a felony or of any crime involving moral turpitude, whether or not affecting the Employer; or

                             (3) The engagement by Executive of personal illegal
                      conduct which, in the reasonable judgment of Employer, by association with her, is materially and demonstrably injurious to the property and/or business of Employer; or

                             (4) Any material breach by Executive of the terms
                      and conditions contained herein, including without limitation, those certain confidentiality provisions set forth in Section 16; or

                             (5) The commission of any act opposed to the best
                      interests of Employer for which Executive would not be entitled to indemnification under Employer's Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended as of the date of this Agreement; or

                             (6) The failure by Executive to protect the best
                      interests of Employer through Executive's gross neglect of duty.

                      (ii) BY EXECUTIVE FOR GOOD REASON. Executive may terminate her employment with Employer under this Agreement for Good Reason (as defined herein) at any time upon delivery of written notice to Employer setting forth, in reasonable specificity, such Good Reason(s). For purposes of this Agreement, and particularly this subsection 3(b)(ii), "Good Reason" shall mean:

                             (1) The attempted discontinuance or reduction in
                      Executive's "Base Cash Salary" (as defined herein); or

                             (2) The attempted discontinuance or reduction in
                      Executive's bonuses and/or incentive compensation award opportunities under plans or programs applicable to her, unless such discontinuance or reduction is a result of Employer's policy applied equally to all executive employees of Employer; or

                             (3) The attempted discontinuance or reduction in
                      Executive's stock option and/or stock award opportunities under plans or programs applicable to her, unless such discontinuance or reduction is a result of Employer's policy applied equally to all executive employees of Employer; or

                             (4) The attempted discontinuance or reduction in
                      Executive's perquisites from those historically provided her during her tenure with the Employer and generally applicable to executive employees of Employer; or

                             (5) The relocation of Executive to an office (other
                      than Employer's headquarters) located more than fifty (50) miles from her then current office location; or

                             (6) The significant reduction in Executive's
                      responsibilities and status within the Employer or change in her title(s) or position(s); or

                             (7) The attempted discontinuance of Executive's
                      participation in any benefit plans maintained by Employer unless such plans are discontinued by reason of law or loss of tax deductibility to the Employer with respect to the contributions to or payments under such plans, or are discontinued as a matter of the Employer's policy applied equally to all participants; or

                             (8) The attempted reduction of Executive's paid
                      vacation to less than that as provided in this Agreement;
                      or

                             (9) The failure by Employer to obtain an assumption
                      of Employer's obligations under this Agreement by any assignee of or successor to

                      Employer, regardless of whether such entity becomes a successor to Employer as a result of merger, consolidation, sale of assets of Employer or other form of reorganization; or

                             (10) The occurrence of any of the items set forth
                      in paragraphs (1) through (9) of this subsection 3(b)(ii), if, in the reasonable determination by the Executive, such occurrence happens as a result of and within the shorter of six (6) months or the remaining term of this Agreement following a "Change in Control" (as such term is defined below). For the purposes of this Agreement, a "Change in Control" shall be deemed to occur when and only when the first of the following events occurs:

                                    a. Any "person" or "group" (as such terms
                             are used in Sections 3(a), 3(d), and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), other than (i) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries or (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act)), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); or

                                    b. Individuals who are members of the
                             Incumbent Board, cease to constitute a majority of the Board of Directors of the Corporation. The term "Incumbent Board" shall mean (i) the members of the Board of Directors on the effective date of this Agreement, and (ii) any individual who becomes a member of the Board of Directors after the effective date of this Agreement, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board; or

                                    c. (i) The merger or consolidation of the
                             Corporation with any other corporation or entity, other than a merger or consolidation which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Stock or the voting securities of such surviving entity outstanding immediately after such merger or consolidation, (ii) the sale, transfer or disposition of all or substantially all of the

                             Corporation's assets to any other corporation or entity, or (iii) the dissolution or liquidation of the Corporation.

                      For purposes of this Agreement, a Change in Control approved by the Incumbent Board will be deemed a "friendly acquisition" and a Change in Control not approved by the Incumbent Board will be deemed a "hostile acquisition."

                      (iii) AUTOMATICALLY IN ACCORDANCE WITH SUBSECTION 3(a). In
               addition to the rights to terminate this Agreement as set forth in subsections 3(b)(i) and 3(b)(ii), this Agreement may also terminate automatically in accordance with subsection 3(a).

                      (iv) DISAGREEMENTS. Any disagreement concerning whether
               there has been Just Cause for termination by Employer or Good Reason for termination by Executive will be resolved by binding arbitration in accordance with the provisions of Section 18 of this Agreement.

               (c) EFFECT OF TERMINATION. Upon termination of Executive's employment with Employer:

                      (i) BY EMPLOYER FOR JUST CAUSE. Executive shall not be
               entitled to receive payment of any salary, bonus, expenses, or other benefits beyond the date of termination and, subject to this subsection 3(c)(i) and Section 17, this Agreement shall become null and void effective as of the date of termination and Employer and Executive shall have no further obligation hereunder toward the other except for the payment of salary, bonus, expenses and benefits, if any, which have accrued but remain unpaid prior to and as of the termination date.

                      (ii) BY EXECUTIVE FOR GOOD REASON.

                             (1) Executive shall be paid by Employer in a lump
                      sum within twenty (20) business days of such termination, an amount which is equal to the sum of the following:

                                    (A) The amount equivalent to salary payments
                             for eighteen (18) months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "friendly acquisition" or thirty-six (36) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "hostile acquisition"), at that rate of pay which is not less than Executive's rate of Base Cash Salary in effect immediately prior to the effective date of such termination (without regard to any attempted reduction or discontinuance of such salary); and

                                    (B) The amount equivalent to eighteen (18)
                             months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "friendly acquisition" or thirty-six (36) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "hostile acquisition"), multiplied by the greater of (i) the monthly rate of the bonus payment for the bonus period in the year immediately prior to Executive's termination date or (ii) the estimated amount of the bonus for the period which includes Executive's termination date (without regard to any attempted reduction or discontinuance of such bonus).

                             (2) In addition to such amount under subsection
                      3(c)(ii)(1) above, Executive shall also receive, (i) in cash, the value of the incentive compensation (including, but not limited to, employer contributions to the Universal Electronics Inc. 401(K) and Profit Sharing Plan) and (ii) the rights to receive grants of stock options and stock awards to which she would have been entitled under all incentive compensation and stock option and stock award plans maintained by Employer if Executive had remained in the employ of Employer for eighteen (18) months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "friendly acquisition" or thirty-six
                      (36) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "hostile acquisition"), without regard to any attempted reduction or discontinuance of such incentive compensation. The amount of such payment and/or grants shall be determined as of the date of termination and shall be paid and/or issued as promptly as practicable and in no event later than 30 days after such termination.

                             (3) Employer shall also maintain in full force and
                      effect for the Executive's continued benefit (and, to the extent applicable, the continued benefit of her dependents) all of the employee benefits (including, not limited to, coverage under any medical and insurance plans, programs or arrangements) to which she would have been entitled under all employee benefit plans, programs or arrangements maintained by Employer if Executive had remained in the employ of Employer for eighteen (18) months (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "friendly acquisition" or thirty-six
                      (36) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "hostile acquisition"), without regard to any attempted reduction or discontinuance of such benefits, or if such continuation is not possible under the terms and provisions of such plans, programs or arrangements, Employer shall arrange to provide benefits substantially similar to those which Executive (and, to the extent applicable, her dependents) would have been entitled to receive if she had remained a participant in such plans, programs or for such eighteen
                      (18) month (twenty-four (24) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "friendly acquisition" or thirty-six
                      (36) months if such termination is pursuant to subsection 3(b)(ii)(10) and such Change in Control is deemed a "hostile acquisition") period.

                             (4) Subject to this subsection 3(c)(ii) and Section
                      17, this Agreement shall become null and void effective as of the date of termination and Employer and Executive shall have no further obligation hereunder toward the other.

                      (ii) PURSUANT TO SUBSECTION 3(b)(III). Executive
               acknowledges and agrees that in the event that this Agreement terminates in accordance with subsection 3(b)(iii), that Employer and Executive shall have no further obligation hereunder toward the other except for the payment of salary, bonus, expenses and benefits, if any, which have accrued but remain unpaid prior to and as of the termination date.

                      (iv) SUBMISSION OF RESIGNATIONS BY EXECUTIVE. Upon
               termination of this Agreement by either Employer or Executive as set forth herein and the receipt by Executive of (1) all cash amounts due her as set forth herein and (2) a written representation signed by an authorized representative of Employer that all non-cash obligations of Employer as set forth herein have been fulfilled or, as the case may be, have been commenced, Executive shall immediately submit Executive's resignation for any and all offices or directorships of Employer and/or any and all subsidiaries and affiliates of Employer which resignation shall have retroactive application and effect to such termination date; provided however that during such time period from the effective date of such termination to the date Executive submits her resignation, Executive acknowledges and agrees that she does not have authority to bind Employer to any contracts or commitments and agrees not to create any obligation for Employer or bind or attempt to bind Employer in any manner whatsoever. Executive also acknowledges that she shall have no supervisory or managerial responsibility or authority from and after the effective date of her termination, regardless of whether she submits the resignation or not, and agrees not to involve herself in any activities of Employer, except as may be requested by the an authorized officer of Employer.

        4.     TOTAL COMPENSATION

            While employed under this Agreement and in consideration of the services to be rendered by Executive pursuant hereto, Executive shall receive the following amounts/benefits as the sole and total compensation for the performance of her duties and obligations under this Agreement:

               (a) BASE CASH SALARY. A salary at the rate of Three Hundred Thousand Dollars (US$300,000) per annum (the "Base Cash Salary"), which shall be deemed to accrue from day to day, payable in accordance with Employer's standard payroll practices and procedures;

               (b) BONUS. A bonus calculated in accordance with the plans or programs established by Employer from time to time; provided that the bonus for the 1999 calendar year shall be calculated in accordance with the Bonus Plans attached hereto as Exhibit A, payable in accordance with Employer's standard payroll practices and procedures; and provided further, that any such bonuses whenever earned and paid shall be determined without regard to any material gains and losses which occur outside of the scope of Employer's ordinary operating business unless any such plans or programs explicitly include such material gains and losses within the determination of any such bonuses;

               (c) STOCK OPTIONS. Stock options granted or stock awards in accordance with the plans or programs established by Employer from time to time; provided that the stock options and/or stock awards granted for the 1999 calendar year shall be determined in accordance with the Stock Option Plans attached hereto as Exhibit B;

               (d) INCENTIVE COMPENSATION. Participation in Employer's incentive compensation plans and/or programs, including, but not limited to, receipt of employer contributions to the Universal Electronics Inc. 401(K) and Profit Sharing Plan and the right to receive stock awards and to exercise stock options under the Universal Electronics Inc. 1993 Stock Incentive Plan, the Universal Electronics Inc. 1995 Stock Incentive Plan, the Universal Electronics Inc. 1996 Stock Incentive Plan, the Universal Electronics Inc. 1998 Stock Incentive Plan, the Salaried Employee Cash Incentive Program, and such other plans and/or programs which are established from time to time;

               (e) BENEFITS. The benefits provided by Employer to its executive employees generally, including without limitation, the benefits and perquisites included under the Universal Electronics Inc. group family health insurance program, which includes comprehensive medical insurance, dental insurance, group disability, group life insurance, and executive bonus (supplemental life); provided that the benefits provided to Executive shall be no less extensive than that provided her immediately prior to the date of this Agreement;

               (f) VACATION. Three (3) weeks (fifteen (15) working days) vacation with pay, determined and carried over in accordance with the policies and procedures set forth within Employer's policy manual in effect from time to time which are equally applicable to all of Employer's executive employees;

               (g) OTHER PERQUISITES. Such other employee benefits and perquisites which are provided by Employer to executives generally, provided that the other perquisites provided to Executive shall be no less extensive than the most extensive perquisites provided to any other executive employee of the Employer;

               (h) D&O INSURANCE. Director and Officer Liability insurance in a reasonably sufficient amount;

               (i) DISCRETIONARY BONUS. Such other amounts of compensation and/or bonus which is determined by Employer from time to time;

               (j) REVIEWS. The total amount of compensation to be paid and/or provided to Executive shall be reviewed by the Board of Directors, or such committee thereof, of Employer as of the first day of each calendar year while this Agreement is in force and effect. In no event shall such review result in a reduction or discontinuance of the amount of compensation paid and/or provided to Executive hereunder except if such reduction or discontinuance occurs by reason of law or loss of tax deductibility to the Employer with respect to the contributions to such plans, or are discontinued as a matter of the Employer's policy applied equally to all participants;

               (k) ENTITLEMENT TO EMPLOYER'S EXECUTIVE RELOCATION POLICY. Effective of the date of this Agreement, Executive has agreed to change her principal place of residence from Northern California to Southern California. In this connection, Employer acknowledges and agrees that such change by Executive will benefit the Corporation. Therefore, Employer agrees that in connection with such relocation by Executive, Executive shall be entitled to receive such assistance as set forth in Employer's Executive Relocation Policy Number 4.10, effective date August 1, 1995.

        5.     ADJUSTMENTS IN CASE OF EXCESS PARACHUTE PAYMENTS

        In the event that the aggregate present value (determined in accordance with applicable federal, state and local income tax law, rules and regulations) of all payments to be made and benefits to be provided to Executive under this Agreement and/or under any other plan, program or arrangement maintained or entered into by Employer or any of its subsidiaries shall result in "excess parachute payments" to her within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable provision of successor legislation, which subject her to the Excise Tax under Section 4999 of the Code or any comparable provision of successor legislation, Employer shall pay to Executive an additional amount (the "gross-up payment") calculated so that the net amount received by her after deduction of the Excise Tax and of all federal, state and local income taxes upon the gross-up payment shall equal the payments to be made and the benefits to be provided to her under this Agreement. For purposes of determining the amount of the gross-up payment, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rates thereof in the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes obtainable from deduction of such state and local taxes. The computations required by this Section 5 shall be made by the independent public accountants then regularly retained by Employer, in consultation with tax counsel selected by and acceptable to Executive. Employer shall pay all of its accountants' fees and the lesser of (i) one-half of Executive's tax counsel's fees or (ii) $2,500.

        6.     REIMBURSEMENT FOR BUSINESS RELATED EXPENSES

        Employer shall reimburse Executive for all reasonable expenses incurred and paid by her in connection with Employer's business in accordance with Employer's policy manual in effect from time to time.

        7.     INTEREST

        In the event any payment to Executive under this Agreement is not paid within five (5) business days after it is due, such payment shall thereafter bear interest at the prime rate from time to time in effect at Bank of America, Los Angeles, California; provided however, that this provision shall not excuse the timely payment of such sums required by this Agreement.

        8.     NOTICES

        Written notices to be given under this Agreement shall be personally delivered or sent by overnight courier (such as Federal Express, DHL or UPS and the like) or by registered or certified mail, return receipt requested, to the addresses set forth below:

        To Employer:
        Universal Electronics Inc.
        6101 Gateway Drive
        Cypress, California 90630
        Attn.: Corporate Secretary

        With a required copy to:
        Universal Electronics Inc.
        6101 Gateway Drive
        Cypress, California 90630
        Attn: The Board of Directors

        To Executive:
        Ms. Camille Jayne
        At her last known address as reflected in Employer's records

        9.     SEVERABILITY

        If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be ineffective or impaired thereby.

        10.    GOVERNING LAW

        This Agreement shall be governed by the law of the state of California and not the law of conflicts of the state of California.

        11.    WAIVER

        The failure of either party to insist in any one or more instances on strict performance of any of this Agreement's provisions, or to exercise or enforce any right, remedy or obligation under this Agreement, shall not be construed as a waiver or relinquishment of any right, remedy or obligation, and the right, remedy or obligation shall continue in full force and affect.

        12.    ENTIRE AGREEMENT AND MODIFICATION

        This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by the Employer and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties. The parties hereto further acknowledge and agree that the terms of that certain (a) Offer Letter dated November 5, 1997 and (b) Executive Officer Employment Agreement dated January 29, 1998 have each been incorporated in this Agreement and such Offer Letter and Executive Officer Employment Agreement has each been superseded by this Agreement and therefore, each is hereby terminated in its entirety and shall be of no further force and effect. This Agreement may be modified only by a written instrument duly executed by each party hereto.

        13.    ASSIGNMENT

        This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators, successors and assigns. Any such assignee or successor of Employer shall, within ten (10) business days after receipt of a written request by Executive, send to Executive its acknowledgment and agreement that such assignee or successor expressly assumes all of Employer's obligations under this Agreement as if such assignee or successor was the original employer and the term "Employer" as used herein as include any such assignee or successor.

            14.         INTERPRETATION OF AGREEMENT

            The parties have cooperated in the drafting and preparation of this Agreement. Therefore, the parties hereto agree that, in any construction to be made of the Agreement the same shall not be construed against any of the parties. Each of the parties hereto has carefully read this Agreement and has been given the opportunity to have it reviewed by legal counsel and negotiate its terms.

        15.    SPECIFIC OBLIGATIONS OF THE EXECUTIVE

        In addition to the general duties set forth herein, Executive shall use her reasonable efforts for the benefit of Employer by whatever activities Employer finds reasonably appropriate to maintain and improve Employer's standing in the community generally and among current and prospective customers, including such entertainment for professional purposes as Executive and Employer mutually consider appropriate. Executive shall undertake business development endeavors as reasonably directed by Employer.

        16.    NONDISCLOSURE AND NONAPPROPRIATION OF INFORMATION

               (a) Executive recognizes and acknowledges that while employed by Employer, she has and will have access to, learn, be provided with and, in some cases, prepare and create certain confidential, proprietary business information and/or trade secrets for Employer, including, but not limited to, lists, files and forms, (hereinafter collectively referred to as the "trade secrets"), all of which are of substantial value to Employer and its business. In this connection, Executive expressly covenants and agrees, during her employment with Employer and continuing thereafter, to:

                      (i) Hold in a fiduciary capacity and not reveal,
               communicate, use or cause to be used for her own benefit or divulge any trade secrets, or other proprietary right now or hereafter owned by the Employer;

                      (ii) Not sell, exchange or give away, or otherwise dispose of any trade secrets now or hereafter owned by Employer, whether the same shall or may have been originated or discovered by Employer or otherwise;

                      (iii) Not reveal, divulge or make known to any person,
               firm, corporation or other entity any trade secrets of Employer;

                      (iv) Not reveal, divulge or make known to any person
               (other than her spouse, attorney and/or accountant), firm, company or corporation any of the terms of this Agreement;

                      (v) Not solicit, interfere with or endeavor to entice away from Employer any person, firm, company or corporation in the habit of dealing with Employer; and

                      (vi) Not interfere with or solicit for hire or hire any
               other executive employee of Employer.

               (b) Executive further covenants and agrees to return to Employer either before or immediately upon her termination of employment with Employer any and all written information, material or equipment that constitutes, contains or relates to Employer's proprietary information trade secrets and which relate to Employer's business which are in Executive's possession, custody and control, whether confidential or not, including any and all copies thereof which may have been made by or for Executive. Executive shall maintain no copies thereof after termination of her employment.

        17.    SURVIVAL OF OBLIGATIONS

        In addition to those specific provisions of Section 3, which by their express terms, survive the termination of this Agreement under certain circumstances, the terms and conditions and obligations of the parties as contained Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, and 18 shall survive the termination of this Agreement and, notwithstanding such termination, shall remain fully binding on the parties hereto.

        18.    ARBITRATION

        Except for any claim or dispute in which equitable relief under this Agreement is sought, any disagreement, dispute or controversy concerning whether there has been Just Cause, Good Reason or breach of any of the terms of this Agreement shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time (the "AAA Rules"). The arbitration shall be conducted in Los Angeles, California, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules, with the chairman of the arbitral tribunal selected in accordance with the AAA Rules. Except as otherwise set forth in this Agreement, the fees and expenses of the arbitral tribunal in connection with such arbitration shall be borne by the parties to the dispute as shall be determined by the arbitral tribunal.

        IN WITNESS WHEREOF, the parties have executed the Agreement as of the Effective Date of this Agreement.

Signed and acknowledged in              UNIVERSAL ELECTRONICS INC.
the presence of:

                                        By:
------------------------------              -----------------------------------
                                              An Authorized Member of the Board
                                              of Directors

                                        CAMILLE JAYNE

---------------------                       -----------------------------------
                                                         Signature

                                    EXHIBIT A

                                   BONUS PLAN

                        PURSUANT TO SECTION 4(b) FOR 1999


If Minimum, Bonus shall equal Thirty percent (30%) of Executive's Base Salary.

If Target, Bonus shall equal Sixty percent (60%) of Executive's Base Salary.

If Maximum, Bonus shall equal One Hundred and Twenty percent (120%) of Executive's Base Salary.

The determination shall be made in accordance with criteria established by the Compensation Committee of Employer's Board of Directors which shall use the following percentage ranges:

            Financial Percentage Range  --   0% to 150%
            Strategic Percentage Range  --  75% to 133%

                                    EXHIBIT B

                               STOCK OPTION AWARD

                        PURSUANT TO SECTION 4(c) FOR 1999


Options to acquire up to 80,000 shares of the common stock of Employer with an exercise price determined as market price of the average of the beginning and the end of business on January 28, 1999. These options shall vest at a rate of 33.3% per year for three years, but all in accordance with the terms and conditions of the Stock Option Agreement and Stock Option Plans of Employer.